DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS BANK:



2021 marks a new chapter for many of us and that's certainly true here at First Business Bank. As challenging as 2020 was, our team's client-centric focus and our continued commitment to investing in our company – by adding additional talent with a particular focus on our specialty finance businesses – resulted in solid performance and set the stage for continued growth moving forward.

REFRESHING THE FIRST BUSINESS BANK BRAND

In January we revealed a refreshed logo and united all of our corporate entities under the First Business Bank brand, a move that's symbolic of the changes we've been making to improve internal efficiencies and focus on the client experience. This change makes it easier for clients to reference our company as they seek solutions from the various First Business Bank entities as their business grows and evolves.

In addition to streamlining our brand, this move includes an upgraded firstbusiness.bank URL and email domain. This significantly enhances our cybersecurity by reducing the risk of website spoofing – as you must be a bank to obtain a ".bank" domain – which strengthens our overall enterprise risk management.

While our logo is new, our commitment to continuous improvement is not. When First Business Bank was founded over thirty years ago, it set out to create the first Midwest bank focused on the unique needs of business owners. By listening to our clients and providing them the resources they need to grow, we're able to build long-lasting relationships. That's why, over the last 30-plus years, we've developed and selectively added unique but complementary business lines to meet our clients' changing needs – including Specialty Finance, Business Banking, Private Wealth management, and Bank Consulting services.

We've also continued to modernize our logo periodically to reflect the company's evolution – and we're excited to start a new year – and era – with a new logo. The business lines in which we've made significant investments during recent years to diversify our revenue streams and grow the company continue to gain traction and we expect them to be important drivers of growth moving forward.

2020 FINANCIAL HIGHLIGHTS

Before touching on some areas in which we see exceptional growth opportunities, I'd like to review some 2020 performance highlights.

Clearly, last year we – along with our clients, communities, and the country – faced unparalleled challenges. I'm so proud of our team's ability to rise to meet those challenges and continue to put our clients first, supporting them as they have managed their respective businesses through the ongoing pandemic and associated economic crisis. We know that our clients' success drives our own success, and our team maintained that focus throughout the year.

As a result of these efforts, we delivered record top-line revenue performance in 2020 and finished the year in a strong position. Our ability to grow our balance sheet meaningfully in 2020 contributed to our robust performance, while also positioning us for continued growth moving forward, as we built the annuity stream that comes from long-term client relationships.

Excluding net Paycheck Protection Program (PPP) loans, we grew gross loans and leases to $1.921 billion, an increase of 12% from December 31, 2019. Against the backdrop of the industry, our loan growth shines bright. Inclusive of PPP loans, we grew total loans and leases by 25% during the year, compared to year-to-date loan growth including PPP loans of 14% reported by the median U.S. publicly traded bank with between $1 billion and $3 billion in assets, as of most recent quarter data available[1].

We also continued to attract high-quality, in-market deposits[2] during the year at a solid double-digit growth rate. Total period-end in-market deposits, elevated in part by PPP-related deposits, increased by $304.1 million, or 22%, to a record $1.683 billion.

First Business Bank reported net income of $17.0 million, $1.97 per diluted share, in 2020. This profitability was achieved even as we increased our provision for loan losses to build loan loss reserves in response to the pandemic's impact on the economy. Our allowance for loan and lease losses was 107% of non-accrual loans and leases and 1.48% of total gross loans and leases, excluding net PPP loans at year-end. We are very pleased with the improvement in asset quality during the fourth quarter as we were able to reduce non-performing assets by 27%, and our outlook on credit going forward is positive.

Pre-tax, pre-provision adjusted earnings, which excludes certain one-time and discrete items, was a record $38.4 million, up 23% over the prior year. Top line revenue, the sum of net interest income and non-interest income, also reached record levels, up 12% year-over-year to $104 million. These results were driven by net interest income growth during the year of 10% and non-interest income growth of 15%. Excluding the impacts of fees collected in lieu of interest[3] and PPP loans, our adjusted net interest margin for the year was 3.28%, compared to 3.33% for 2019. This margin stability was achieved even after the Federal Reserve effectively cut interest rates to zero in March 2020. Non-interest income of $26.9 million continued to exceed our goal of 25% of top-line revenue and was primarily driven by continued growth in Private Wealth management fee income, record swap fee income, and record gains on the sale of SBA loans. Additionally, we limited operating expense[4] growth to 6% year-over-year in 2020, less than half the rate that top-line revenue expanded over the same time period as we maintained our focus on achieving positive operating leverage.

BUSINESS LINES DESIGNED FOR OUR CLIENTS

Commercial banking has been at the core of our business model since our founding in 1990. Beginning in 1995 with the addition of Asset-Based Lending, we began selectively adding enhanced services to address the evolving needs of our growing client base. These business lines are in various stages of the business life cycle and include:

- Early stage businesses that we have recently launched which, while not yet contributing meaningfully to the company's profitability, are in very high growth mode.
- Adolescent businesses, which have begun to make positive contributions to earnings and continue to grow at high rates.
- Mature business lines that are now very profitable and which we believe can achieve sustainable growth given our expertise and experience.

Business Life Cycle		
Early Stage	**Adolescent**	**Mature**
Very High Growth & Operating Losses	High Growth & Positive Contribution	Sustainable Growth & Highly Profitable
	Business Lines	
Bank Consulting ○ Year-over-year AUA[1] growth = $420 million or 28%	Accounts Receivable Financing ○ Year-over-year net funds employed growth = $11.9 million or 47%	Business Banking ○ Year-over-year loan growth = $186.4 million or 13.1%
Floorplan Financing ○ First year loan growth = $18.3 million	SBA Lending ○ Year-over-year gain on sale of loans increase = $1.4 million or 98.7%	Asset-Based Lending ○ Year-over-year loan decrease = $27.9 million or 19.5%
Vendor Financing →	Vendor Financing ○ Year-over-year loan growth = $27.3 million or 54.4%	Private Wealth ○ Year-over-year AUM&A[2] growth = $356.8 million or 18.9%

1. AUA represents "Assets Under Advisement".

2. AUM&A represents "Assets Under Management and Administration".

Now a mature business line for us, Asset-Based Lending is an attractive product for privately held businesses with sales from $10 million to more than $100 million, that are in rapid growth phases, pursuing an acquisition, or in the midst of a strategic turnaround plan or restructuring. We see significant opportunities for outsized growth ahead from asset-based lending, due to its counter-cyclical nature.

Through our Private Wealth management business line, First Business Bank acts as a fiduciary and investment manager for individual and corporate clients, creating and executing asset allocation strategies tailored to each unique situation. We also provide brokerage and custody-only services, for which we administer and safeguard assets without providing investment advice. Private Wealth management provides a reliable, sustainable source of non-interest income which continues to grow at an impressive pace. Total assets under management and administration, which drives fee income, surpassed $2 billion in 2020, increasing 18.9% over the prior year.

In Equipment Finance and leasing services, we continuously look for opportunities to adapt and improve these specialty lines. In recent years we've introduced automated capabilities to streamline our operations and expanded into vendor finance, through which we provide customized and competitively priced financial solutions for equipment suppliers. This highly scalable business line continues to grow at an impressive clip.

We began offering Accounts Receivable Financing services nationwide in 2012 and brought on commercial finance veteran Bill Elliott in 2018 to serve as president of this business unit. Under his leadership in 2020, Accounts Receivable Financing grew net funds employed by 47% year-over-year. Through this business, our experts structure Accounts Receivable Financing agreements nationwide for early stage businesses experiencing rapid growth. We believe Accounts Receivable Financing still has tremendous upside for First Business Bank, and we are confident that we have the talent and expertise to drive growth in this line of business.

First Business Bank also committed to rebuilding our SBA Lending business in 2017. As our pipeline continues to grow, we believe the significant progress made rebuilding the team allows for scalable operations and will result in gain on sale increases at a measured pace over time. As an SBA-designated Preferred Lending Partner, First Business Bank is recognized as a top-tier SBA provider today and in 2020 we recorded gains on sale of SBA loans totaling $2.9 million, nearly double the prior year.

In addition to our more traditional Commercial Banking products and services, First Business Bank provides an outsourced treasury function to small and midsize financial institutions. With over $1.9 billion in assets under advisement our Bank Consulting team has the experience and expertise to assist these institutions with their balance sheet management. Our offerings include Investment Portfolio Management and Administration, Asset Liability Management and Asset Liability Process Validation services.

We are equally excited about our newest offering – Floorplan Financing – which offers inventory financing for well-established independent car dealers nationwide. With lines of credit ranging between $500,000 to $10 million, we are able to focus on a niche within the industry, providing clients the flexibility to finance their acquisition of pre-owned cars, preserve cash flow, and enable them to purchase inventory.

We look forward to the continued expansion of our younger business lines and the longer term sustainability they'll provide us, bolstering our ability to grow fee income as a percentage of revenue and provide further diversity to our core Commercial Banking revenue streams which are also continuing to grow.

A BRIGHT FUTURE AHEAD

We take pride in our ability to provide a strong return to our shareholders and we recently announced a 9% increase in our quarterly dividend rate, marking the 9th consecutive annual increase in our dividend. Additionally, in January, our Board approved a share repurchase program authorizing the repurchase of $5 million in common stock over the next 12 months. Given the company's record of performance and the growth opportunities we see for our business lines, the board and management believe First Business Financial Services, Inc. shares are undervalued.

First Business Bank's client relationships, sophisticated and responsive solutions, strong balance sheet, and highly motivated team give our leadership tremendous confidence in the company's outlook. With our brand refreshed and growth throughout our business lines, we look toward a bright future. Thank you for your support, and for joining us on this journey, as we work to realize First Business Bank's full potential in 2021 and beyond.

Corey

Corey Chambas, President and CEO
First Business Financial Services, Inc.
parent company of First Business Bank

FBIZ
NASDAQ
LISTED

This letter includes "forward-looking statements" related to First Business Financial Services, Inc. (the "Company") that can generally be identified as describing the Company's future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements.

1. The median year-to-date loan growth rate reported by U.S. publicly traded bank with total assets of between $1 billion and $3 billion was 14.2% based on most recent quarter data available as of January 23, 2021 from S&P Global Market Intelligence.
2. "In-market deposits" are defined as all transaction accounts, money market accounts, and non-wholesale deposits.
3. Also known as "Fees in Lieu of Interest" and defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization.
4. "Operating expenses" is defined as non-interest expense excluding the effects of the SBA recourse (benefit) provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets, and other discrete items, if any.

Financial Highlights (Unaudited)

Income Statement Data (Dollars in Thousands)	As of and for the Three Months Ended			As of and for the Year Ended		
	12/31/20	12/31/19	%Change	12/31/20	12/31/19	%Change
Net interest income	$22,512	$18,474	21.9%	$77,071	$69,856	10.3%
Adjusted non-interest income[1]	6,799	7,231	(6.0)%	26,944	23,469	14.8%
Total operating revenue	29,311	25,705	14.0%	104,015	93,325	11.5%
Total operating expense[2]	17,591	16,649	5.7%	65,619	62,149	5.6%
Pre-tax, pre-provision adjusted earnings[3]	11,720	9,056	29.4%	38,396	31,176	23.2%
Provision for loan and lease losses	4,322	1,472	*	16,808	2,085	*
Net loss (gain) on foreclosed properties	54	(17)	*	383	224	71.0%
Amortization of other intangible assets	8	7	14.3%	35	40	(12.5)%
SBA recourse (benefit) provision	(330)	21	*	(278)	188	*
Tax credit investment impairment	328	113	*	2,395	4,094	(41.5)%
Loss on early extinguishment of debt	—	—	*	744	—	*
Net loss on sale of securities	—	42	*	4	46	(91.3)%
Income before income tax expense	7,338	7,418	(1.1)%	18,305	24,499	(25.3)%
Income tax expense	1,254	1,650	(24.0)%	1,327	1,175	12.9%
Net income	$6,084	$5,768	5.5%	$16,978	$23,324	(27.2)%
Efficiency ratio[4]	60.02%	64.77%		63.09%	66.59%	
Common Per Share Data						
Diluted earnings	$0.71	$0.67	6.0%	$1.97	$2.68	(26.5)%
Dividends declared	0.165	0.15	10.0%	0.66	0.60	10.0%
Tangible book value	22.66	21.27	6.5%	22.66	21.27	6.5%

Balance Sheet Data (Dollars in Millions)	As of		
	12/31/20	12/31/19	%Change
Total loans and leases receivable	$2,146	$1,715	25.1%
Total assets	2,568	2,097	22.5%
In-market deposits[5]	1,683	1,379	22.0%
Stockholders' equity	206	194	6.2%

* Not meaningful

1. "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net loss on sale of securities.
2. "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss (gain) on foreclosed properties, amortization of other intangible assets, SBA recourse (benefit) provision, tax credit investment impairment, loss on early extinguishment of debt, and other discrete items, if any.
3. "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net (gain) loss on foreclosed properties, amortization of other intangible assets, SBA recourse (benefit) provision, tax credit investment impairment, net loss on sale of securities, and loss on early extinguishment of debt.

4. "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent investor presentation, included as an exhibit to our Current Report on Form 8-K filed with the SEC on February 3, 2020.

5. In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by NASDAQ.

Quarter Ending	Trade Price High	Trade Price Low	Closing Price	Volume
12/31/2020	20.74	14.12	18.41	923,937
9/30/2020	19.23	13.66	14.29	1,110,718
6/30/2020	18.75	13.10	16.45	1,635,793
3/31/2020	27.35	12.86	15.50	1,005,596
12/31/2019	26.49	22.97	26.33	895,900

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Mr. Ed Sloane, Jr. by calling (608) 232-5970 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare Investor Services
P.O. Box 30170 College Station, TX 77842-3170
www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)